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                WATERHOUSE INVESTORS CASH MANAGEMENT FUND, INC.
                                 100 Wall Street
                            New York, New York 10005

December 27, 1996

Shereff, Friedman, Hoffman & Goodman, LLP
919 Third Avenue
New York, New York 10022

Gentlemen and Ladies:

Please be advised that the shares of Common Stock, .0001 par value, of Waterhouse Investors Cash Management Fund, Inc. (the "Fund") that were sold by the Fund during the fiscal period beginning December 20, 1995 and ending October 31, 1996 in reliance on Rule 24f-2 under the Investment Company Act of 1940 (the "Rule 24f-2 Shares") were sold in the manner contemplated by the prospectus that was current and effective under the Securities Act of 1933 at the time of sale, and that the Rule 24f-2 Shares were sold in numbers within the limits prescribed by the Articles of Incorporation of the Fund for a consideration not less than the net asset value per share on the date issued and not less than $.0001.

Very truly yours,

/s/ Christopher J. Kelley
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Christopher J. Kelley
Secretary